Exhibit 99.1

Talmer Bancorp, Inc. reports second quarter 2014 net income of $20.6 million, representing $0.27 of earnings per diluted average common share

Talmer Bancorp, Inc. has reached a definitive agreement to acquire First of Huron Corporation

 Talmer Bancorp, Inc. declares cash dividend for common stock of $0.01 per share

TROY/August 6, 2014 — Talmer Bancorp, Inc. (NASDAQ: TLMR) (“Talmer”) today reported second quarter 2014 net income of $20.6 million, compared to $36.4 million for the first quarter of 2014 and $15.0 million for the second quarter of 2013.  Earnings per diluted common share were $0.27 for the second quarter 2014, compared to $0.50 for the first quarter of 2014 and $0.21 for the second quarter of 2013. In addition, the Board of Directors of Talmer today declared a cash dividend on its Class A common stock of $0.01 per share.  The dividend will be paid on August 29, 2014, to our Class A common shareholders of record as of August 18, 2014.

Talmer Bancorp President and CEO David Provost commented, “We are pleased with our core operating trends in the second quarter, including strong organic loan growth and incremental improvement in our operating efficiency. Overall, our net total loans grew by an annualized rate of 12.9% in the second quarter of 2014 compared to the first quarter of 2014.  Importantly, our loan pipeline has strengthened over the past couple of months, which supports our expectation of continued strong organic loan growth during the second half of the year.  Additionally, we are pleased to announce an additional acquisition opportunity consistent with our strategic focus of strengthening our concentration in our existing markets and creating more opportunities for improving our operating efficiency.  This cash transaction helps us better leverage our existing capital and strengthens our core funding for lending opportunities throughout our footprint.

“Second quarter results feature strong overall profit and growth trends and the further realization of value for our shareholders from previous acquisitions.  Our focus in the coming periods continues to be strengthening our core earnings and building our book value per share by increasing operating leverage through the combination of strong organic loan growth and the further realization of synergies from acquisitions.”

Pending acquisition of First of Huron Corporation

Talmer announced today that it has entered into a definitive agreement to acquire First of Huron Corporation, the holding company for Signature Bank headquartered in Bad Axe, Michigan, for aggregate cash consideration of $13.4 million.  Signature Bank had total assets of $228.0 million as of June 30, 2014, including $172.3 million of net total loans.  The consideration represents approximately 117% of First of Huron’s tangible book value as of June 30, 2014.  Talmer will acquire and simultaneously retire $3.5 million of outstanding subordinated debentures of First of Huron Corporation and assume its $5.2 million of trust preferred securities.  Talmer expects the acquisition to be immediately accretive to earnings per share exclusive of transaction and integration related expenses, and to yield a tangible book value earn back of less than 2.5 years.  The boards of Talmer and First of Huron Corporation unanimously approved the transaction which is subject to regulatory approval and customary closing conditions, including the approval by the shareholders of First of Huron Corporation, and is expected to close in the fourth quarter of 2014 or the first quarter of 2015.

Quarterly Results Summary

(Dollars in thousands, except per share data)	2nd Qtr 2014	1st Qtr 2014 (Revised) (1)	2nd Qtr 2013
Earnings Summary
Net interest income	$52,531	$48,116	$44,055
Total provision (benefit) for loan losses	(4,102)	3,926	(2,537)
Noninterest income	13,896	56,175	36,061
Noninterest expense	54,169	65,614	59,904
Income before income taxes	16,360	34,751	22,749
Income tax provision (benefit)	(4,246)	(1,656)	7,743
Net income	20,606	36,407	15,006

Per Share Data
Diluted earnings per common share	$0.27	$0.50	$0.21
Tangible book value per share (2)	10.09	9.79	8.78
Average diluted common shares (in thousands)	75,659	73,377	69,852

Performance and Capital Ratios
Return on average assets (annualized)	1.51%	2.90%	1.26%
Return on average equity (annualized)	11.64	21.15	10.12
Net interest margin (fully taxable equivalent) (annualized) (3)	4.35	3.95	4.03
Tangible average equity to tangible average assets (2)	12.76	13.43	12.13
Tier 1 leverage ratio (4)	11.71	11.13	11.43
Tier 1 risk-based capital (4)	16.16	16.54	18.24
Total risk-based capital (4)	17.31	17.60	18.91

(1) First quarter 2014 information is revised to reflect the impact to the financial statements from adjustments to the acquisition date fair value of certain assets and liabilities in the Talmer West Bank acquisition within the measurement period.  These adjustments increased first quarter 2014 net income and period end equity by $3.7 million compared to previously reported levels.

(2)  See section entitled “Reconciliation of Non-GAAP Financial Measures.”

(3) Presented on a tax equivalented basis using a 35% tax rate for all periods presented.

(4) First and second quarter 2014 are estimated.

Second Quarter 2014 Compared to First Quarter 2014

•                  Net income was $20.6 million, or $0.27 per diluted average common share, in the second quarter of 2014, compared to $36.4 million, or $0.50 per diluted average common share, for the first quarter of 2014.  The $15.8 million decrease in net income was primarily due to the first quarter bargain purchase gain of $40.2 million resulting from our acquisition of Talmer West Bank, partially offset by a decrease in salary and employee benefits expense of $5.3 million and an increase to net interest income of $4.4 million.

•                  Net total loans increased during the second quarter of 2014 by $116.0 million compared to the first quarter of 2014, to $3.7 billion, resulting in annualized growth of 12.9%.  At June 30, 2014 net total loans included $499.8 million of loans from our acquisition of Talmer West Bank.  Excluding loans from our acquisition of Talmer West Bank, net total loans grew by $168.0 million, resulting in annualized growth of 22.2%, in the three months ended June 30, 2014.  During the second quarter of 2014, Talmer Bank and Trust experienced $201.3 million of net uncovered loan growth, partially offset by $33.3 million of net covered loan run-off (loans covered by loss share agreements with the FDIC).  Talmer West Bank experienced net loan run-off of $52.0 million in the second quarter of 2014, of which $22.3 million is due to transferring portfolio loans to loans held for sale as a result of the pending sale of the Albuquerque branch, which subsequently closed July 18, 2014.

•                  Total deposits decreased $89.8 million, to $4.3 billion as of June 30, 2014, compared to March 31, 2014, primarily reflecting expected run-off of deposits acquired in our acquisition of Talmer West Bank.

•                  Net interest income increased $4.4 million to $52.5 million in the second quarter of 2014, compared to the first quarter of 2014.  The increase in net interest income was primarily the result of a $3.5 million increase in interest and fees on loans and a $1.2 million decline in the negative accretion of the FDIC indemnification asset.  Our net interest margin also increased 40 basis points to 4.35% in the second quarter of 2014, compared to 3.95% in the first quarter of 2014.

•                  Noninterest income decreased by $42.3 million to $13.9 million in the second quarter of 2014 compared to the first quarter of 2014.  The decrease is primarily the result of the $40.2 million bargain purchase gain recognized in the first quarter of 2014 as a result of our acquisition of Talmer West Bank.  The bargain purchase gain increased $3.7 million from the previously recorded level due to adjustments of the acquisition date fair value of certain assets and liabilities in the Talmer West Bank acquisition within the measurement period.  In the second quarter of 2014, noninterest income was also negatively impacted by $4.2 million due to adjustments to fair valuation assumptions of loan servicing rights primarily as a result of declining residential mortgage interest rates.

•                  Noninterest expenses decreased $11.4 million, or 17.4%, to $54.2 million in the second quarter of 2014 compared to the first quarter of 2014.  The decline in noninterest expenses primarily reflected a reduction in transaction and integration related expenses.

•                  The income tax benefit in the second quarter of 2014 was primarily driven by the elimination of a $9.7 million valuation allowance on the deferred tax assets acquired in our acquisition of First Place Bank on January 1, 2013, resulting from a conclusion reached with the assistance of legal and tax accounting experts, regarding the calculation of the annual Section 382 of the Internal Revenue Code limitation related to the ownership change of First Place Bank.  Without the benefit from the reversal of the $9.7 million valuation allowance, our tax expense would have been $5.5 million, or an effective tax rate of 33.6%

Income Statement

Net Interest Income and Net Interest Margin

Net interest income for the second quarter of 2014 was $52.5 million, compared to $48.1 million in the prior quarter.  The $4.4 million increase in net interest income in the second quarter was primarily the result of a $3.5 million increase in interest and fees on loans and a $1.2 million decline in the negative accretion of the FDIC indemnification asset.

Our net interest margin was 4.35% in the second quarter of 2014, an increase of 40 basis points from 3.95% in the first quarter of 2014.  The increase in our net interest margin in the second quarter was due to a combination of several factors, the largest being an increase in the benefit received from discount accretion on our purchased credit impaired loan portfolios resulting from an increase in expected cash flows and payment speeds noted in our quarterly re-estimation of cash flows, the decline in negative accretion of the FDIC indemnification asset as the balance of the asset continues to decline and a substantial reduction in low yielding cash equivalent interest earning balances due to improved deployment of our liquidity.

Our net interest margin benefits from discount accretion on our purchased credit impaired loan portfolio, a component of the accretable yield.  The accretable yield represents the excess of the current net present value of expected future cash flows over the acquisition date fair value on our purchased credit impaired loans and includes both the expected coupon of the loan and the discount accretion.  The accretable yield is recognized as interest income over the expected remaining life of the purchased credit impaired loan portfolios.  For the second and first quarters of 2014, the yield on total loans was 6.12% and 5.80%, respectively, while the yield generated using only the expected coupon would have been 4.69% and 5.02%, respectively.  The difference in the yield generated using only the expected coupon was primarily due to the continued run-off of covered loans acquired with higher coupon rates.  The difference between the actual yield earned on total loans and the yield generated based on the expected coupon represents excess accretable yield.  The expected coupon of the loan considers the actual coupon rate of the loan and does not include any interest income for loans in nonaccrual status.  Our net interest margin is also adversely impacted by the negative yield on the FDIC indemnification asset.  Because our quarterly cash flow re-estimations have continuously resulted in improvements in the overall expected cash flows on covered loans, our expected payment from the FDIC under our loss share agreements has declined, resulting in a negative yield on the FDIC indemnification asset.  This negative yield on the FDIC indemnification asset partially offsets the benefits provided by the excess accretable yield.  This negative yield was 19.11% for the second quarter of 2014 and 21.29% for the first quarter of 2014.  The combination of the excess accretable yield and negative yield on the FDIC indemnification asset benefitted net interest margin by 63 basis points and five basis points in the second and first quarters or 2014, respectively.

Noninterest Income

Noninterest income decreased $42.3 million to $13.9 million in the second quarter of 2014, compared to $56.2 million for the first quarter of 2014.  The decrease was primarily due to the $40.2 million bargain purchase gain recognized in the first quarter of 2014 as a result of our acquisition of Talmer West Bank.  Activity in the second quarter of 2014 included a $2.6 million increase in net gain on sales of loans and decreases of $3.3 million in FDIC loss sharing income, $2.3 million in mortgage banking and other loan fees and $2.1 million in accelerated discount on acquired loans.  The increase in gain on sale of loans primarily reflects an increase in residential mortgage originations in the second quarter of 2014.  The decrease in FDIC loss sharing income primarily reflects a decrease in expected FDIC loss share claims given the $7.3 million provision release on covered loans during the quarter that resulted from cash flow expectation improvements and recoveries.  The decrease in mortgage banking and other loan fees was primarily due to the change in the fair value of loan servicing rights, which was a detriment to earnings of $4.2 million during the second quarter of 2014, compared to a detriment of $2.2 million during the first quarter of 2014 and due mainly to movements in interest rates during those periods.  Loan servicing rights totaled  $74.1 million as of June 30, 2014, compared to $77.9 million as of March 31, 2014.  The decrease in accelerated discount on acquired loans was primarily due to the write-off of a portion of the FDIC indemnification asset balance reflecting loan payments and payoffs on covered loans that were not previously expected.

Noninterest Expenses

Noninterest expenses in the second quarter of 2014 totaled $54.2 million, compared to $65.6 million in the first quarter of 2014.  The $11.4 million decrease in total noninterest expenses was primarily due to a decrease in transaction and integration related expenses of $10.0 million compared to the first quarter.  Net transaction and integration related expenses declined substantially to $837 thousand for the second quarter of 2014 compared to $10.8 million in the first quarter.  Outside of the decline in transaction and integration related expenses, we realized cost reduction improvements in other expenses (included within noninterest expense), salary and employee benefits due to a continued effort to rationalize staff that was muted by an increase in commission and incentives related to the increase in residential mortgage origination activity of $1.7 million and insurance expense, partially offset by an increase in occupancy and equipment expense due to improvements made to certain facilities.

We caution that earnings can be volatile given that such a large portion of our loan portfolio is comprised of purchased credit impaired loans and because of our on-going acquisition activities.  Income can be significantly impacted by the accounting requirement to periodically re-estimate the cash flows of purchased credit impaired loans and expenses associated with technology conversion and organization integration related activities.

Credit Quality

We recorded our acquired loans at fair value at the date of acquisition with no separate allowance for loan losses, in accordance with United States generally accepted accounting principles.  At June 30, 2014, the allowance for loan losses on uncovered loans was $24.4 million, or 0.74% of total uncovered loans, compared to $22.8 million, or 0.72% of total uncovered loans, at March 31, 2014.  The increase in allowance for loan losses on uncovered loans for the quarter was primarily due to impairment resulting from our quarterly re-estimation of expected cash flows for our uncovered purchased credit impaired loans, partially offset by improvements in historical loss factors.  At June 30, 2014, the allowance for loan losses on covered loans was $32.7 million, or 7.13% of total covered loans, compared to $38.0 million, or 7.63% of total covered loans at March 31, 2014.  The decrease in allowance for loan losses on covered loans primarily reflects the relief of allowance resulting from payments received on loans not previously anticipated, improvements in historical loss factors and certain individually evaluated loans where changes in discounted cash flow projections and/or collateral values increased, partially offset by the additional allowance resulting from our quarterly re-estimation of expected cash flows for our covered purchased credit impaired loans.

During the second quarter of 2014, we completed re-estimations of cash flow expectations for purchased credit impaired loans acquired in each of our acquisitions.  For the re-estimations, loans with decreased cash flow expectations resulted in additional loan loss provisions of $5.3 million ($4.2 million uncovered and $1.1 million covered).  Provisions related to covered loans are partially offset by an increase in the FDIC indemnification asset.  The re-estimations also resulted in a $24.5 million improvement in the gross cash flow expectations for purchased credit impaired loans which will be recognized prospectively as an increase in the accretable yield.  The improvement in cash flows on covered loans will be partially offset by a continued reduction in the FDIC indemnification asset which will impact future earnings through negative accretion.

All of our acquired loan portfolios are continuing to perform significantly better than initially anticipated.  We believe improvements in performance are primarily due to improvements in the economy and the efforts made by our Special Assets team that manages our acquired loan portfolios.  Similar to the second quarter 2014 re-estimations, the prior re-estimations of cash flows have indicated better overall expected performance than originally anticipated at acquisition.

Balance Sheet and Capital Management

Total assets increased $186.2 million to $5.6 billion at June 30, 2014 compared to $5.4 billion at March 31, 2014.  The primary drivers of the increase in assets in the quarter ended June 30, 2014 were increases in net total loans of $116.0 million, securities available-for-sale of $99.7 million, loans held for sale of $60.2 million and Company-owned life insurance of $55.8 million, partially offset by a $127.9 million decrease in cash and cash equivalents.   The increases in securities available-for-sale and Company-owned life insurance reflect management’s plan to more fully deploy excess liquidity.  Loans held for sale increased in the second quarter of 2014 due to increases in residential mortgage loan originations and our transfer of $22.3 million of portfolio loans to loans held for sale as a result of the planned sale of the Albuquerque branch.

Net total loans at June 30, 2014 were $3.7 billion, which included $499.8 million of loans acquired in the Talmer West Bank acquisition, compared to $3.6 billion at March 31, 2014.  Excluding loans from our acquisition of Talmer West Bank, net total loans grew by $168.0 million, or 22.2% annualized, compared to March 31, 2014.  During the quarter, Talmer Bank and Trust experienced $201.3 million of net uncovered loan growth, partially offset by $33.3 million of net covered loan run-off.   Talmer West Bank experienced net loan run-off of $52.0 million in the second quarter of 2014, of which $22.3 million was due to transferring portfolio loans to loans held for sale as a result of the planned sale of the Albuquerque branch.  We continue to be focused on sourcing quality loan growth to overcome the run-off of higher yielding acquired loans.  A significant amount, $459.3 million, or 12.2%, of total loans, are covered by loss sharing agreement entered into with the FDIC.  Acquired loans are reported on the balance sheet at the contractual balance, net of remaining discount resulting from acquisition accounting and charge-offs taken since acquisition.

Total liabilities were $4.9 billion at June 30, 2014 compared to $4.7 billion at March 31, 2014.  The $161.3 million increase in liabilities in the quarter ended June 30, 2014 was primarily due to increases in short-term borrowings of $149.3 million and long-term debt of $88.9 million, partially offset by a decrease in total deposits of $89.8 million.  The increases in short-term borrowings and long-term debt primarily reflect Federal Home Loan Bank advances and additional securities sold under agreements to repurchase added during the second quarter of 2014.  The decrease in total deposits primarily reflects run-off of Talmer West Bank’s acquired deposit portfolio.

Total shareholders’ equity increased $24.9 million, or 3.6%, to $726.1 million at June 30, 2014, compared to $701.2 million as of March 31, 2014.  The increase in shareholders’ equity primarily reflects our second quarter 2014 net income of $20.6 million.

Key Performance Goals

Our near-term focus continues to be on driving quality loan growth and realizing significant operating synergies associated with the acquisitions of First Place Bank and Talmer West Bank.  This includes the consolidation of back office processes, personnel and facilities and the wind-down of third party expenses associated with meeting regulatory compliance and system enhancements.  Recent increases in the level of merger activity in our market area offer the potential for additional opportunities to further leverage our capital position; however, we strive to remain disciplined in our evaluation of the risks and challenges in each and every deal.  The effective integration of operations and culture from previous acquisitions and the ongoing investment in core growth provide momentum in our pursuit of delivering a sustainable 1%+ core return on assets.

Conference Call and Webcast

Talmer Bancorp, Inc. will host a live conference webcast to review second quarter 2014 financial results at 10:00 a.m. ET on Thursday, August 7, 2014. The webcast may be accessed through Talmer’s Investor Relations page at www.talmerbank.com where a link will be provided. Interested parties may also access the conference call by calling (888) 317-6003 (event ID No. 4734521) or internationally at (412) 317-6061.  A replay of the webcast will be available for approximately 90 days after the event on Talmer’s Investor Relations page at www.talmerbank.com.

About Talmer Bancorp, Inc.

Headquartered in Troy, Michigan, Talmer Bancorp, Inc. is the holding company for Talmer Bank and Trust and Talmer West Bank.  These banks, operating through branches and lending offices in Michigan, Ohio, Indiana, Wisconsin, Nevada and Illinois, offer a full suite of commercial and retail banking, mortgage banking, wealth management and trust services to small and medium-sized businesses and individuals.

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding Talmer Bancorp Inc.’s results of operations or financial position.  Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward-looking Statements

Some of the statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as:  “intend,” “plan,” “seek,” “believe,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods.  Examples of forward-looking statements, include, among others, statements related to our future expectations, including all statements under the heading entitled “Key Performance Goals,” statements regarding expectations related to growth opportunities in our markets, our ability to deliver sustained growth through acquisition opportunities, strong organic loan growth and the realization of operating synergies from current and prior acquisitions, statements regarding our proposed acquisition of First of Huron Corporation, including our expectation that the acquisition will be immediately accretive to earnings, its anticipated yield on tangible book value and its expected internal rate of return, and our strategic plan.  Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions.  Because forward-looking statements relate to the future, they are subject to risks, uncertainties and other factors, such as a downturn in the economy, unanticipated losses related to the integration of, and accounting for, our acquisition transactions, access to funding sources, greater than expected noninterest expenses, volatile credit and financial markets both domestic and foreign, potential deterioration in real estate values, regulatory changes, excessive loan losses, and, with respect to the proposed acquisition, the inability to obtain the requisite regulatory and shareholder approvals and meet other closing terms and conditions, as well as additional risks and uncertainties contained in the “Risk Factors” and the forward-looking statement disclosure contained in our Annual Report on Form 10-K for the most recently ended fiscal year, any of which could cause actual results to differ materially from future results expressed or implied by those forward-looking statements.  All forward-looking statements speak only as of the date on which it is made.  We undertake no obligation to update or revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Media Contact:	Investor Relations Contact:

Shellie Maitre	Bradley Adams

(248) 498-2858	(248) 498-2862

Talmer Bancorp, Inc.

Consolidated Balance Sheets

(Unaudited )

	June 30,	March 31,	December 31,	June 30,
(Dollars in thousands, except per share data)	2014	2014	2013	2013

Assets
Cash and due from banks	$107,292	$107,170	$97,167	$99,590
Interest-bearing deposits with other banks	218,309	318,368	206,160	264,117
Federal funds sold and other short-term investments	77,000	105,000	72,029	115,000
Total cash and cash equivalents	402,601	530,538	375,356	478,707
Securities available-for-sale	731,700	632,047	620,083	662,876
Federal Home Loan Bank stock	16,541	12,335	16,303	16,303
Loans held for sale, (includes $113.8 million, $75.9 million, $85.3 million and $342.2 million, respectively, measured at fair value)	136,089	75,931	85,252	342,224
Loans:
Residential real estate (includes $18.5 million, $17.6 million, $16.3 million and $0, respectively, measured at fair value)	1,362,869	1,267,714	1,085,453	990,267
Commercial real estate	1,131,348	1,147,793	755,839	741,005
Commercial and industrial	647,090	573,268	446,644	354,503
Real estate construction (includes $0, $278 thousand, $1.4 million and $0, respectively, measured at fair value)	112,866	143,569	176,226	141,810
Consumer	42,034	12,932	9,754	12,070
Total loans, excluding covered loans	3,296,207	3,145,276	2,473,916	2,239,655
Less: Allowance for loan losses - uncovered	(24,360)	(22,771)	(17,746)	(13,974)
Net loans - excluding covered loans	3,271,847	3,122,505	2,456,170	2,225,681
Covered loans	459,280	497,920	530,068	603,127
Less: Allowance for loan losses - covered	(32,743)	(38,000)	(40,381)	(46,312)
Net loans - covered	426,537	459,920	489,687	556,815
Net total loans	3,698,384	3,582,425	2,945,857	2,782,496
Premises and equipment	56,642	56,352	51,001	57,282
FDIC indemnification asset	102,694	119,045	131,861	171,956
Other real estate owned	52,273	57,451	29,955	37,280
Loan servicing rights	74,104	77,892	78,603	65,187
Core deposit intangible	15,378	16,102	13,205	14,531
FDIC receivable	7,198	8,130	7,783	17,573
Company-owned life insurance	95,580	39,814	39,500	38,837
Income tax benefit	187,847	183,635	126,200	114,835
Other assets	30,642	29,744	26,402	49,048
Total assets	$5,607,673	$5,421,441	$4,547,361	$4,849,135
Liabilities
Deposits:
Noninterest-bearing demand deposits	$958,278	$950,671	$779,379	$743,077
Interest-bearing demand deposits	697,031	714,043	598,281	535,801
Money market and savings deposits	1,330,036	1,370,691	1,215,864	1,246,384
Time deposits	1,187,661	1,270,927	927,313	1,083,071
Other brokered funds	123,528	80,000	80,000	100,000
Total deposits	4,296,534	4,386,332	3,600,837	3,708,333
FDIC clawback liability	26,309	25,593	24,887	23,986
FDIC warrants payable	4,493	4,423	4,118	4,518
Short-term borrowings	238,826	89,562	71,876	175,047
Long-term debt	266,407	177,483	199,037	268,204
Other liabilities	48,979	36,840	29,591	73,198
Total liabilities	4,881,548	4,720,233	3,930,346	4,253,286
Shareholders’ equity
Preferred stock - $1.00 par value
Authorized - 20,000,000 shares at 6/30/2014, 3/31/2014, 12/31/2013 and 6/30/2013
Issued and outstanding - 0 shares at 6/30/2014, 3/31/2014, 12/31/2013 and 6/30/2013	—	—	—	—
Common stock:
Class A Voting Common Stock - $1.00 par value
Authorized - 198,000,000 shares at 6/30/2014, 3/31/2014, 12/31/2013 and 6/30/2013
Issued and outstanding - 70,451,057 shares at 6/30/2014, 69,962,461 shares at 3/31/2014, 66,234,397 shares at 12/31/2013 and 66,229,397 at 6/30/2013	70,451	69,962	66,234	66,229
Class B Non-Voting Common Stock - $1.00 par value
Authorized - 2,000,000 shares at 6/30/2014, 3/31/2014, 12/21/2013 and 6/30/2013
Issued and outstanding - 0 shares at 6/30/2014, 3/31/2014, 12/21/2013 and 6/30/2013	—	—	—	—
Additional paid-in-capital	404,079	404,905	366,428	365,926
Retained earnings	249,362	228,756	192,349	169,252
Accumulated other comprehensive income (loss), net of tax	2,233	(2,415)	(7,996)	(5,558)
Total shareholders’ equity	726,125	701,208	617,015	595,849
Total liabilities and shareholders’ equity	$5,607,673	$5,421,441	$4,547,361	$4,849,135

Talmer Bancorp, Inc.

Consolidated Statements of Income

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
(Dollars in thousands, except per share data)	2014	2013	2014	2013

Interest income
Interest and fees on loans	$56,925	$51,290	$110,338	$100,028
Interest on investments
Taxable	2,198	1,102	4,076	2,466
Tax-exempt	1,139	1,006	3,091	2,000
Total interest on securities	3,337	2,108	7,167	4,466
Interest on interest earning cash balances	172	201	388	491
Interest on federal funds and other short term investments	278	247	455	447
Dividends on FHLB stock	160	138	345	545
FDIC indemnification asset	(5,506)	(6,908)	(12,224)	(15,056)
Total interest income	55,366	47,076	106,469	90,921
Interest Expense
Interest-bearing demand deposits	216	159	440	326
Money market and savings deposits	492	494	986	1,012
Time deposits	1,432	1,545	2,923	3,206
Other brokered funds	35	48	64	72
Interest on short-term borrowings	33	33	208	55
Interest on long-term debt	627	742	1,201	1,538
Total interest expense	2,835	3,021	5,822	6,209
Net interest income	52,531	44,055	100,647	84,712
Provision for loan losses - uncovered	3,219	4,923	9,643	6,099
Benefit for loan losses - covered	(7,321)	(7,460)	(9,819)	(6,376)
Net interest income after provision for loan losses	56,633	46,592	100,823	84,989

Noninterest income
Deposit fee income	3,163	4,648	6,437	9,160
Mortgage banking and other loan fees	(1,025)	10,770	239	15,955
Net gain on sales of loans	5,681	16,139	8,713	32,954
Bargain purchase gain	—	—	40,157	71,702
FDIC loss sharing income	(3,434)	(2,343)	(3,547)	(2,213)
Accelerated discount on acquired loans	4,326	3,920	10,792	6,213
Net gain (loss) on sales of securities	—	69	(2,310)	100
Other income	5,185	2,858	9,590	5,790
Total noninterest income	13,896	36,061	70,071	139,661

Noninterest expenses
Salary and employee benefits	30,391	34,110	66,120	87,005
Occupancy and equipment expense	7,937	6,824	17,085	13,827
Data processing fees	2,260	1,913	4,000	3,560
Professional service fees	2,814	4,425	7,104	8,312
FDIC loss sharing expense	983	722	1,507	1,418
Bank acquisition and due diligence fees	268	474	1,979	7,703
Marketing expense	1,607	654	2,698	2,191
Other employee expense	804	958	1,500	1,705
Insurance expense	803	3,280	2,652	6,212
Other expense	6,302	6,544	15,138	12,563
Total noninterest expenses	54,169	59,904	119,783	144,496
Income before income taxes	16,360	22,749	51,111	80,154
Income tax provision (benefit)	(4,246)	7,743	(5,902)	4,693
Net income	$20,606	$15,006	$57,013	$75,461

Earnings per common share:
Basic	$0.29	$0.23	$0.82	$1.14
Diluted	$0.27	$0.21	$0.76	$1.08
Average common shares outstanding - basic	70,021	66,229	69,071	66,229
Average common shares outstanding - diluted	75,659	69,852	74,531	69,764

Total comprehensive income	25,254	6,036	67,242	65,985

Talmer Bancorp, Inc.

Consolidated Statements of Income

(Unaudited)

	2nd	1st	4th	3rd	2nd
	Quarter	Quarter	Quarter	Quarter	Quarter
(Dollars in thousands, except per share data)	2014	2014	2013	2013	2013

Interest income
Interest and fees on loans	$56,925	$53,413	$45,354	$49,475	$51,290
Interest on investments
Taxable	2,198	1,878	1,880	1,751	1,102
Tax-exempt	1,139	1,952	1,098	1,132	1,006
Total interest on securities	3,337	3,830	2,978	2,883	2,108
Interest on interest earning cash balances	172	216	188	97	201
Interest on federal funds and other short-term investments	278	177	204	279	247
Dividends on FHLB stock	160	185	160	167	138
FDIC indemnification asset	(5,506)	(6,718)	(6,952)	(6,032)	(6,908)
Total interest income	55,366	51,103	41,932	46,869	47,076
Interest Expense
Interest-bearing demand deposits	216	224	173	174	159
Money market and savings deposits	492	494	430	447	494
Time deposits	1,432	1,491	1,250	1,408	1,545
Other brokered funds	35	29	32	38	48
Interest on short-term borrowings	33	175	24	26	33
Interest on long-term debt	627	574	739	775	742
Total interest expense	2,835	2,987	2,648	2,868	3,021
Net interest income	52,531	48,116	39,284	44,001	44,055
Provision for loan losses - uncovered	3,219	6,424	6,569	2,852	4,923
Benefit for loan losses - covered	(7,321)	(2,498)	(3,319)	(727)	(7,460)
Net interest income after provision for loan losses	56,633	44,190	36,034	41,876	46,592

Noninterest income
Deposit fee income	3,163	3,274	3,179	3,547	4,648
Mortgage banking and other loan fees	(1,025)	1,264	7,729	7,222	10,770
Net gain on sales of loans	5,681	3,032	3,423	5,028	16,139
Bargain purchase gain	—	40,157	—	—	—
FDIC loss sharing income	(3,434)	(113)	(3,167)	(4,846)	(2,343)
Accelerated discount on acquired loans	4,326	6,466	6,596	4,345	3,920
Net gain (loss) on sales of securities	—	(2,310)	292	—	69
Other income	5,185	4,405	5,605	2,741	2,858
Total noninterest income	13,896	56,175	23,657	18,037	36,061

Noninterest expenses
Salary and employee benefits	30,391	35,729	29,839	29,765	34,110
Occupancy and equipment expense	7,937	9,148	6,346	6,582	6,824
Data processing fees	2,260	1,740	2,049	3,539	1,913
Professional service fees	2,814	4,290	4,073	4,472	4,425
FDIC loss sharing expense	983	524	483	106	722
Bank acquisition and due diligence fees	268	1,711	819	171	474
Marketing expense	1,607	1,091	659	634	654
Other employee expense	804	696	672	943	958
Insurance expense	803	1,849	1,851	1,911	3,280
Other expense	6,302	8,836	6,318	5,303	6,544
Total noninterest expenses	54,169	65,614	53,109	53,426	59,904
Income before income taxes	16,360	34,751	6,582	6,487	22,749
Income tax provision (benefit)	(4,246)	(1,656)	(5,971)	(4,057)	7,743
Net income	$20,606	$36,407	$12,553	$10,544	$15,006

Earnings per common share:
Basic	$0.29	$0.53	$0.19	$0.16	$0.23
Diluted	$0.27	$0.50	$0.18	0.15	0.21
Average common shares outstanding - basic	70,021	68,121	66,231	66,229	66,229
Average common shares outstanding - diluted	75,659	73,377	70,555	69,853	69,853

Total comprehensive income (loss)	25,254	25,254	9,922	10,737	6,036

Talmer Bancorp, Inc.

Selected Financial Information

(Unaudited)

	2014		2013
(Dollars in thousands, except per share data)	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Earnings Summary
Interest income	$55,366	$51,103	$41,932	$46,869	$47,076
Interest expense	2,835	2,987	2,648	2,868	3,021
Net interest income	52,531	48,116	39,284	44,001	44,055
Provision for loan losses - uncovered	3,219	6,424	6,569	2,852	4,923
Provision (benefit) for loan losses - covered	(7,321)	(2,498)	(3,319)	(727)	(7,460)
Bargain purchase gains	—	40,157	—	—	—
Noninterest income	13,896	56,175	23,657	18,037	36,061
Noninterest expense	54,169	65,614	53,109	53,426	59,904
Income before income taxes	16,360	34,751	6,582	6,487	22,749
Income tax provision (benefit)	(4,246)	(1,656)	(5,971)	(4,057)	7,743
Net income	20,606	36,407	12,553	10,544	15,006

Per Share Data
Basic earnings per common share	$0.29	$0.53	$0.19	$0.16	$0.23
Diluted earnings per common share	0.27	0.50	0.18	0.15	0.21
Book value per common share	10.31	10.02	9.32	9.16	9.00
Tangible book value per share (1)	10.09	9.79	9.12	8.95	8.78
Shares outstanding (in thousands)	70,451	69,962	66,234	66,229	66,229
Average common diluted shares (in thousands)	75,659	73,377	70,555	69,853	69,852

Selected Period End Balances
Total assets	$5,607,673	$5,421,441	$4,547,361	$4,741,945	$4,849,135
Securities available-for-sale	731,700	632,047	620,083	652,739	662,876
Total Loans	3,755,487	3,643,196	3,003,984	2,880,727	2,842,782
Uncovered loans	3,296,207	3,145,276	2,473,916	2,322,193	2,239,655
Covered loans	459,280	497,920	530,068	558,534	603,127
FDIC indemnification asset	102,694	119,045	131,861	148,325	171,956
Total deposits	4,296,534	4,386,332	3,600,837	3,662,675	3,708,333
Total liabilities	4,881,548	4,720,233	3,930,346	4,135,114	4,253,286
Total shareholders’ equity	726,125	701,208	617,015	606,831	595,849
Tangible shareholders’ equity (1)	710,747	685,106	603,810	592,963	581,318

Performance and Capital Ratios
Return on average assets (annualized)	1.51%	2.90%	1.08%	0.89%	1.26%
Return on average equity (annualized)	11.64	21.15	8.24	7.09	10.12
Net interest margin (fully taxable equivalent) (annualized) (2)	4.35	3.95	3.72	4.11	4.03
Tangible average equity to tangible average assets (1)	12.76	13.43	12.89	12.34	12.13
Tier 1 leverage ratio (3)	11.71	11.13	11.88	11.43	11.43
Tier 1 risk-based capital (3)	16.16	16.54	18.29	17.83	18.24
Total risk-based capital (3)	17.31	17.60	19.21	18.66	18.91

Asset Quality Ratios:
Net charge-offs to average loans, excluding covered loans (annualized)	0.20%	0.17%	0.01%	0.19%	0.25%
Nonperforming assets as a percentage of total assets	1.60	1.79	1.55	1.53	1.53
Nonperforming loans as a percent of total loans	1.04	1.13	1.40	1.43	1.35
Nonperforming loans as a percent of total loans, excluding covered loans	0.79	0.81	0.98	1.02	0.84
Allowance for loan losses as a percentage of period-end loans	1.52	1.67	1.93	2.02	2.12
Allowance for loan losses-uncovered as a percentage of period-end uncovered loans	0.74	0.72	0.72	0.67	0.62
Allowance for loan losses as a percentage of nonperforming loans, excluding loans accounted for under ASC 310-30	42.07	50.61	43.52	41.55	51.94

(1)  See section entitled “Reconciliation of Non-GAAP Financial Measures.”

(2)  Presented on a tax equivalent basis using a 35% tax rate for all periods presented.

(3)  First and second quarter 2014 are estimated.

Talmer Bancorp, Inc.

Loan Data

(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(Dollars in thousands)	2014	2014	2013	2013	2013

Uncovered loans
Residential real estate	$1,362,869	$1,267,714	$1,085,453	$998,264	$990,267
Commercial real estate
Non-owner occupied	731,743	742,151	581,651	579,751	598,169
Owner-occupied	371,406	377,678	148,545	135,743	124,291
Farmland	28,199	27,964	25,643	23,931	18,545
Total commercial real estate	1,131,348	1,147,793	755,839	739,425	741,005
Commercial and industrial	647,090	573,268	446,644	384,265	354,503
Real estate construction	112,866	143,569	176,226	190,312	141,810
Consumer	42,034	12,932	9,754	9,927	12,070
Total uncovered loans	3,296,207	3,145,276	2,473,916	2,322,193	2,239,655

Covered loans
Residential real estate	117,507	119,408	123,334	128,798	134,625
Commercial real estate
Non-owner occupied	142,846	143,460	154,951	161,671	144,536
Owner-occupied	91,829	108,630	115,435	119,470	157,937
Farmland	21,541	27,059	29,015	29,253	28,950
Total commercial real estate	256,216	279,149	299,401	310,394	331,423
Commercial and industrial	60,497	71,155	78,437	88,749	101,669
Real estate construction	14,391	16,895	17,218	18,312	22,589
Consumer	10,669	11,313	11,678	12,281	12,821
Total covered loans	459,280	497,920	530,068	558,534	603,127

Total loans	$3,755,487	$3,643,196	$3,003,984	$2,880,727	$2,842,782

Talmer Bancorp, Inc.

Impaired Loans

(Unaudited)

	2014		2013
(Dollars in thousands)	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Uncovered
Nonperforming troubled debt restructurings
Residential real estate	$1,920	$2,189	$2,469	$1,170	$205
Commercial real estate	2,842	2,664	3,581	1,946	2,126
Commercial and industrial	541	526	415	434	3
Consumer	90	2	3	3	21
Total nonperforming troubled debt restructurings	5,393	5,381	6,468	3,553	2,355
Nonaccrual loans other than nonperforming troubled debt restructurings
Residential real estate	11,708	11,633	12,946	11,939	12,691
Commercial real estate	6,590	6,174	2,010	4,841	2,657
Commercial and industrial	2,074	1,723	2,266	854	956
Real estate construction	158	582	510	2,357	70
Consumer	76	100	97	103	4
Total nonaccrual loans other than nonperforming troubled debt restructurings	20,606	20,212	17,829	20,094	16,378
Total nonaccrual loans	25,999	25,593	24,297	23,647	18,733
Other real estate owned (1)	39,806	45,674	17,046	14,728	14,199
Total nonperforming assets	65,805	71,267	41,343	38,375	32,932

Performing troubled debt restructurings
Residential real estate	1,628	828	328	4	300
Commercial real estate	2,588	3,003	1,637	2,899	45
Commercial and industrial	995	1,365	1,367	554	1,193
Real estate construction	94	96	90	—	—
Consumer	29	30	30	30	—
Total performing troubled debt restructurings	5,334	5,322	3,452	3,487	1,538
Total uncovered impaired assets	$71,139	$76,589	$44,795	$41,862	$34,470

Loans 90 days or more past due and still accruing, excluding loans accounted for under ASC 310-30	$305	$3	$539	$—	$66

Covered
Nonperforming troubled debt restructurings
Residential real estate	$1,408	$962	$900	$914	$1,082
Commercial real estate	4,861	6,235	6,561	5,340	6,330
Commercial and industrial	2,089	2,780	3,052	3,019	3,858
Real estate construction	595	1,023	926	884	835
Consumer	15	25	25	26	18
Total nonperforming troubled debt restructurings	8,968	11,025	11,464	10,183	12,123
Nonaccrual loans other than nonperforming troubled debt restructurings
Residential real estate	426	368	88	88	71
Commercial real estate	1,489	1,563	1,563	1,575	1,025
Commercial and industrial	1,751	2,124	4,149	5,154	5,985
Real estate construction	439	442	446	457	465
Consumer	1	—	6	6	10
Total nonaccrual loans other than nonperforming troubled debt restructurings	4,106	4,497	6,252	7,280	7,556
Total nonaccrual loans	13,074	15,522	17,716	17,463	19,679
Other real estate owned	10,926	10,165	11,571	16,861	21,374
Total nonperforming assets	24,000	25,687	29,287	34,324	41,053

Performing troubled debt restructurings
Residential real estate	2,821	2,582	2,691	2,544	2,405
Commercial real estate	16,102	15,056	14,391	16,733	16,450
Commercial and industrial	2,962	3,030	3,802	4,304	4,921
Real estate construction	109	111	163	166	168
Total performing troubled debt restructurings	21,994	20,779	21,047	23,747	23,944
Total covered impaired assets	$45,994	$46,466	$50,334	$58,071	$64,997

Loans 90 days or more past due and still accruing, excluding loans accounted for under ASC 310-30	$49	$7	$—	$—	$3,539

(1) Excludes closed branches and operating facilities.

Talmer Bancorp, Inc.

Net Interest Income and Net Interest Margin

(Unaudited)

	Three months ended
	June 30, 2014			March 31, 2014			June 30, 2013
(Dollars in thousands)	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)
Earning assets:
Interest-earning balances	$249,780	$172	0.28%	$400,854	$216	0.22%	$302,516	$201	0.27%
Federal funds sold and other short-term investments	76,474	278	1.46	70,688	177	1.02	115,903	247	0.86
Investment securities (3):
Taxable	525,158	2,198	1.68	477,801	1,878	1.59	465,407	1,102	0.95
Tax-exempt	163,636	1,139	3.77	183,986	1,952	5.81	176,094	1,006	3.09
Federal Home Loan Bank stock	12,980	160	4.95	22,426	185	3.34	16,224	138	3.42
Gross uncovered loans (4)	3,254,119	41,350	5.10	3,218,680	39,604	4.99	2,493,787	29,849	4.80
Gross covered loans (4)	477,238	15,575	13.09	513,608	13,810	10.90	650,284	21,441	13.22
FDIC indemnification asset	115,566	(5,506)	(19.11)	127,983	(6,718)	(21.29)	196,676	(6,908)	(14.09)
Total earning assets	4,874,951	55,366	4.59	5,016,026	51,104	4.19	4,416,891	47,076	4.31
Non-earning assets:
Cash and due from banks	111,834			119,222			100,466
Allowance for loan losses	(58,562)			(61,913)			(62,691)
Premises and equipment	57,084			55,350			57,558
Core deposit intangible	15,740			16,794			14,863
Other real estate owned	56,095			59,541			40,407
Loan servicing rights	76,431			80,065			54,685
FDIC receivable	6,380			7,067			15,222
Company-owned life insurance	90,228			40,963			38,674
Other non-earning assets	213,884			215,317			105,192
Total assets	$5,444,065			$5,548,432			$4,781,267

Interest-bearing liabilities:
Deposits:
Interest-bearing DDA	$714,231	$216	0.12%	$709,274	$224	0.13%	$552,027	$159	0.12%
Money market and savings deposits	1,352,163	492	0.15	1,396,282	494	0.14	1,246,472	494	0.16
Time deposits	1,215,585	1,432	0.47	1,327,397	1,491	0.46	1,162,123	1,545	0.53
Other brokered funds	80,478	35	0.17	80,000	29	0.15	90,960	48	0.21
Short-term borrowings	126,382	33	0.11	102,633	175	0.69	57,086	33	0.23
Long-term debt	209,721	627	1.20	211,735	574	1.10	266,578	742	1.12
Total interest-bearing liabilities	3,698,560	2,835	0.31	3,827,321	2,987	0.32	3,375,246	3,021	0.36
Noninterest-bearing liabilities and stockholders’ equity:
Noninterest-bearing DDA	965,979			968,029			703,013
FDIC clawback liability	25,787			25,075			22,434
Other liabilities	45,573			39,613			87,546
Stockholders’ equity	708,166			688,394			593,028
Total liabilities and stockholders’ equity	$5,444,065			$5,548,432			$4,781,267

Net interest income		$52,531			$48,117			$44,055

Interest spread			4.28%			3.87%			3.95%
Net interest margin as a percentage of interest-earning assets			4.32			3.89			4.00
Tax equivalent effect			0.03			0.06			0.03
Net interest margin as a percentage of interest-earning assets (FTE)			4.35%			3.95%			4.03%

(1) Interest income is shown on actual basis and does not include taxable equivalent adjustments.

(2) Average rates are presented on an annual basis and includes a taxable equivalent adjustment to interest income on tax exempt securities of $399 thousand, $683 thousand and $352 thousand for the three months ended June 30, 2014, March 31, 2013, and June 30, 2013, respectively, using the statutory tax rate of 35%.

(3) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(4) Includes nonaccrual loans.

Talmer Bancorp, Inc.

Net Interest Income and Net Interest Margin

(Unaudited)

	Six months ended
	June 30, 2014			June 30, 2013
(Dollars in thousands)	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)
Earning assets:
Interest-earning balances	$324,900	$388	0.24%	$385,460	$491	0.26%
Federal funds sold and other short-term investments	73,597	455	1.25	107,143	447	0.84
Investment securities (3):
Taxable	501,083	4,076	1.64	437,870	2,466	1.14
Tax-exempt	173,664	3,091	4.85	168,607	2,000	3.23
Federal Home Loan Bank stock	17,677	345	3.94	16,020	545	6.86
Gross uncovered loans (4)	3,236,360	80,953	5.04	2,425,608	58,061	4.83
Gross covered loans (4)	495,323	29,385	11.96	677,586	41,967	12.49
FDIC indemnification asset	121,740	(12,224)	(20.25)	207,936	(15,056)	(14.60)
Total earning assets	4,944,344	106,469	4.39	4,426,230	90,921	4.17
Non-earning assets:
Cash and due from banks	100,634			100,743
Allowance for loan losses	(58,027)			(60,774)
Premises and equipment	56,222			59,093
Core deposit intangible	16,264			15,198
Other real estate owned	57,809			41,971
Loan servicing rights	78,238			52,302
FDIC receivable	6,722			15,049
Company-owned life insurance	65,731			38,510
Other non-earning assets	215,171			96,825
Total assets	$5,483,108			$4,785,147

Interest-bearing liabilities:
Deposits:
Interest-bearing DDA	$711,766	$440	0.12%	$552,138	$326	0.12%
Money market and savings deposits	1,374,101	986	0.14	1,229,504	1,012	0.17
Time deposits	1,268,122	2,923	0.46	1,206,362	3,206	0.54
Other brokered funds	80,240	64	0.16	65,574	72	0.22
Short-term borrowings	114,577	208	0.37	49,191	55	0.23
Long-term debt	210,722	1,201	1.15	265,422	1,538	1.17
Total interest-bearing liabilities	3,759,528	5,822	0.31	3,368,191	6,209	0.37
Noninterest-bearing liabilities and stockholders’ equity:
Noninterest-bearing DDA	951,432			717,623
FDIC clawback liability	25,433			22,387
Other liabilities	42,605			86,303
Stockholders’ equity	704,110			590,643
Total liabilities and stockholders’ equity	$5,483,108			$4,785,147

Net interest income		$100,647			$84,712

Interest spread			4.08%			3.80%
Net interest margin as a percentage of interest-earning assets			4.10			3.86
Tax equivalent effect			0.04			0.03
Net interest margin as a percentage of interest-earning assets (FTE)			4.14%			3.89%

(1) Interest income is shown on actual basis and does not include taxable equivalent adjustments.

(2) Average rates are presented on an annual basis and includes a taxable equivalent adjustment to interest income on tax exempt securities of $1.1 million and $700 thousand for the six months ended June 30, 2014 and 2013, respectively, using the statutory tax rate of 35%.

(3) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(4) Includes nonaccrual loans.

Talmer Bancorp, Inc.

Reconciliation of Non-GAAP Financial Measures (1)

(Unaudited)

	2014		2013
(Dollars in thousands, except per shara date)	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter
Tangible shareholders’ equity:
Total Shareholders’ equity	$726,125	$701,208	$617,015	$606,831	$595,849
Less:
Core deposit intangibles	15,378	16,102	13,205	13,868	14,531
Tangible shareholders’ equity	$710,747	$685,106	$603,810	$592,963	$581,318
Tangible book value per share:
Shares outstanding	70,451	69,962	66,234	66,229	66,229
Tangible book value per share	$10.09	$9.79	$9.12	$8.95	$8.78
Tangible average equity to tangible average assets:
Average Assets	$5,444,065	$5,016,026	$4,635,307	$4,715,095	$4,781,267
Average Equity	708,166	688,394	609,345	594,508	593,028
Average Core Deposit intangibles	15,740	16,794	13,527	14,193	14,863
Tangible average equity to tangible average assets	12.76%	13.43%	12.89%	12.34%	12.13%

(1) Management believes these non-GAAP financial measures provide useful information to both management and investors that is supplementary to our financial condition and results of operations in accordance with GAAP; however, we do acknowledge that our non-GAAP financial measures have a number of limitations.  As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other companies use.